Exhibit 10.1

February 9, 2006

Mr. James Stanley Ross

100 Norman Place

Greenville, SC 29615

Re:	Termination of Employment and Severance Agreement

Dear Stan:

In an effort to resolve the matter of your termination once and for all, this letter confirms our agreement on the terms and conditions of the termination of your employment with The South Financial Group, Inc. (“Corporation”), which will be effective on November 15, 2005 (“Termination Date”).

As a result of your termination of employment, we have agreed that you are entitled to receive the following benefits:

1.

Severance Benefits. You shall be paid a total amount of $931,771 payable in one lump sum, less applicable statutory deductions, on or about May 15, 2006 (six months after your Termination Date). This amount represents an amount equal to two times the sum of:

a.	your current annual salary of $260,000;
b.	your average bonus over the last three years of $136,500;
c.	an amount equal to the employer’s matching contribution of $2,677.75 on your salary and bonus deferrals you made to the Deferred Compensation Plan in 2005;
d.	the value of the employer match in the 401(k) Plan that you would have received in 2005 of $14,000;
e.	an amount equal to your annual share of the average employer contributions made to the Employee Stock Ownership Plan in the last three years of $1,905;
f.	the annual amount the Corporation contributes toward term life insurance on your behalf ($3,000);
g.	the annual amount the Corporation contributes to the Deferred Compensation Plan on your behalf in lieu of a split dollar life insurance policy ($15,000);
h.	the annual amount the Corporation contributes toward your long term care insurance policy ($2,323);
i.	the amount of your annual car allowance ($16,800);
j.	the amount of your annual financial planning and tax service benefits ($9,500);
k.	the amount of your annual cell phone service ($1,200);
l.	the value of your annual executive physical examination ($2,500); and
m.	the value of annual home Internet service ($480).

2.	Deferred Compensation Plan. You will be fully vested in your account balance as of October 17, 2005.

3.

Medical, Dental, and Vision Benefits. You will have the customary continuation rights under COBRA which include the option of continuing health coverage. A COBRA letter was mailed to your home shortly after your Termination Date.

4.	Stock Options. As of your Termination Date, you will be fully vested in the following number of options at the applicable option price listed:

Grant Date	Options Vested	Option Price	Expiration Date
1/2/2002	6,173	$18.00	1 year
2/20/2002	5,000	$19.47	90 days
1/2/2003	5,962	$21.42	1 year
1/16/2004	1,248	$28.30	1 year
Total	18,383

5.

These options must be exercised within their applicable expiration dates shown above following your Termination Date. Please note that the options granted to you on February 20, 2002 to purchase 5,000 shares of stock at an exercise price of $19.47 expire on February 13, 2006.

6.	Restricted Stock. As of your Termination Date, you will be fully vested in 9,766 of the 11,743 shares of restricted stock the Corporation granted to you during 2002 through 2005.

7.

SERP. You shall be 50% vested in your accrued annual early termination benefit under The South Financial Group Supplemental Executive Benefit Agreement (“SERP”). According to the Corporation’s calculations, you shall be entitled to an annual benefit of $28,464, payable in 12 equal monthly installments commencing on the first day of the month following your normal retirement age defined in the SERP as your 65th birthday. This annual benefit shall be paid to you for fifteen (15) years.

8.

Other Welfare Plan Benefits. You will be entitled to all other employee benefit plans in which you currently participate through your Termination Date and in accordance with plan documents. However, your coverage under these benefit plans will end as your Termination Date.

For the consideration provided above, you agree that for a period of two (2) years after your Termination Date, you will not solicit the business or patronage, directly or indirectly, from any customers of the Corporation and you will not seek to or assist others to persuade any employee of the Corporation engaged in similar work or related to the Corporation’s work to discontinue employment with the Corporation or engage in any business of the Corporation. Furthermore, you will not communicate to any person, firm or corporation any information related to customer lists, prices, secrets or other Confidential Information which you might have acquired with respect to the business of the Corporation. You agree to disclose the non-compete provisions of this paragraph to any subsequent employer for a period of two (2) years following your Termination Date. The provisions of this paragraph supersede the provisions of Paragraph 9.1 of the Noncompetition and Employment Agreement between The South Financial Group, Inc. and J. Stanley Ross dated December 31, 2001.

You agree that you will not make disparaging comments about the Corporation or any of its representatives or engage in any conduct that causes an unfair business disadvantage to the Corporation. The South Financial Group agrees that neither it, nor any of its officers, managers, representatives, agents, or directors shall make any disparaging comments about you or your performance as an employee of the Corporation. If at a future time, a potential employer of you contacts TSFG for a reference, the Corporation agrees that it shall process all inquiries through the Human Resources Department and shall only provided your dates of employment, your title, and your rate of pay during your last year of employment. No other comments or information shall be made or provided to the enquirer.

Irreparable harm shall be presumed if you breach any covenant of this Agreement. The faithful observance of all covenants in this Agreement is an essential condition to the terms of this Agreement and both parties depend upon absolute compliance. Both parties agree that any court of competent jurisdiction should immediately enjoin any breach of this Agreement, upon the request of the aggrieved party and each party specifically releases each other from the requirement to post any bond in connection with a temporary or interlocutory injunctive relief, to the extent permitted by law.

You agree that the consideration you receive under this contract is greater than amounts you would otherwise have been entitled to. In return for the above described benefits, you agree unconditionally to release and discharge forever the Corporation, its officers, directors, agents, employees, successors, assigns, subsidiaries, affiliates, and owners (hereafter collectively referenced as “the Employer”) from any and all claims or demands whatsoever, known or unknown, which you may have against the Employer, arising out of or in connection with your employment with and termination from the Employer, including any and all claims under any laws, statutes, or regulations of the United States, any State of the United States, or any political subdivision thereof, including those arising in tort, contract, or any other theory at common law or based on any statute, Equal Pay Act of 1963, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Americans with Disabilities Act. This release specifically excludes any rights or claims, which may arise after you sign this letter. You further agree and understand that you will not be eligible for the above-described benefits until you have signed this letter and until you have returned all customer files and any other property of the Employer. You also agree that you shall not in any way publicly disparage the Corporation, any of its wholly owned subsidiaries, or any of their officers, directors, or employees at any time (except as required by law).

This is a complete agreement between you and the Corporation and supercedes any and all other agreements, whether written or oral.

This full and complete release will bind you, your heirs, personal representatives, and assigns. This release will survive all other aspects of this letter. This is a complete and final release of all claims, which you may have against the Corporation.

Should any provision of this Agreement be declared or be determined by any court to be unenforceable or invalid, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the unenforceable or invalid part, term or provision shall be deemed modified to eliminate the invalid part, and, as so modified, such part, term or provision shall be deemed a part of this Agreement as though originally contained herein. Each party also agrees that, without receiving further consideration, such party will sign and deliver such documents and do anything else that is necessary in the future to make the provisions of this Agreement effective.

You have the right to consult with an attorney before signing this letter, and we urge you to do so if you have any reservations. You will have twenty-one (21) days after the date on which you receive this letter to sign and return it to the Employer. If you sign this letter, you may revoke the release up to seven (7) days after signing and delivering it. This letter is not effective until this revocation period has expired.

We appreciate your services to The South Financial Group, Inc. and wish you the best for the future. If you have any questions concerning your termination of benefits, please call me. Also, if you agree to the terms of this letter, please sign the acknowledgment below and return it to me.

Sincerely,

THE SOUTH FINANCIAL GROUP, INC.

By:	/s/ Mary A. Jeffrey
Title:	Executive Vice President

ACKNOWLEDGMENT

I agree to and accept the terms of this letter related to the termination of my employment.

February 9, 2006	/s/ James Stanley Ross
Date	James Stanley Ross